PRESS CONTACT: Deborah W. Roker
                                   15016 SW 22nd Street, Miramar, FL 33027
                                   Ph: 954-499-9034; fax: 954-499-9035
                                   E-mail: droker@sonesta-kb.com
                                   RESERVATIONS: 1-800-SONESTA


                         Sonesta to Manage New Property:
                         -------------------------------
                    SONESTA ORLANDO AT TIERRA DEL SOL RESORT


     (January 29, 2005 - Boston, MA) -- Sonesta International Hotels Corporation, a Boston-based, international operator of upscale hotels and resorts, announced that it has entered into an agreement with American Leisure Holdings, Inc. to manage the new SONESTA ORLANDO AT TIERRA DEL SOL RESORT, located 10 minutes from Walt Disney World.

     The introduction of Sonesta as the Resort operator and the formal groundbreaking for the resort will take place on February 16 at the project site.

     Sonesta Orlando Resort, when completed, will feature 972 two-, three- and four-bedroom vacation townhomes and condominiums; a 100,000 square foot Clubhouse with concierge, world-class spa & fitness center; restaurants, banquet space and lounges; and a large-scale Water Park that will feature a pool/lazy river, water slides, kiddie pool and interactive water play areas. The Clubhouse and amenity complex and Phase I residential units (600 units) will be available for occupancy beginning in the summer of 2006. The project, which launched home sales in 2004, has already entered into over 600 contracts and reservations. The Resort is expected to be sold out by the end of this summer.

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     The  Sonesta  Orlando  at Tierra del Sol Resort is Sonesta's fourth Florida property, with the others located in Key Biscayne, Coconut Grove and the Trump International Sonesta Beach Resort in Sunny Isles Beach.

     "Orlando is the second largest hotel market in the U.S. and we believe this extraordinary resort, with its oversized guest accommodations and quaint village ambiance, will be a very attractive option for visitors," noted Sonesta C.E.O. and President Stephanie Sonnabend.

     "We are delighted to have Sonesta manage the resort," said Malcolm J. Wright, president of American Leisure Holdings, Inc. "Sonesta's long-standing reputation for excellent service and luxury accommodations promises to make this project a successful one," he added.

     Sonesta Hotels, Resorts & Nile Cruises (stock symbol: SNSTA), based in Boston, represents a collection of 25 upscale hotels and resorts and 3 Nile Cruise ships. Founded in the 1940's, Sonesta has a long-standing reputation in the hotel industry for offering properties that are designed to deliver uncompromising personal service, reflect the culture and history of their location and provide a memorable experience unique to each hotel. Sonesta's properties are located in Boston, New Orleans (2), Miami (3), Orlando (opening
2006),  St.  Maarten,  Brazil,  Peru  (7), Tuscany (3), and Egypt (9).  For more information about Sonesta Hotels, Resorts & Nile Cruises, call 1-800-SONESTA (800-766-3782), or visit Sonesta's website at http://www.sonesta.com.
                                                    -----------------------

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     American  Leisure Holdings welcomes the association with Sonesta as keeping with its tradition of teaming with exceptional companies. American Leisure Holdings, a publicly traded company (Stock Symbol: AMLH) is a fully integrated travel services distribution company. Its subsidiaries include Hickory Travel Systems, one of the world's largest travel consortiums with collective buying power of over $15 billion annually and the recently acquired TraveLeaders, one of the largest US based travel distribution agencies. The travel division provides exclusive travel agency services for several Fortune 500 companies. Sonesta Orlando at Tierra del Sol Resort represents the company's initial launch into the development of its own resort properties.
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